EXHIBIT 10.6

                           NATURAL HEALTH TRENDS CORP.

                   RESTRICTED ACTIVITY AND PROPRIETARY RIGHTS
                   ------------------------------------------
                              ASSIGNMENT AGREEMENT
                              --------------------


Consultant's Name:      Mark D. Woodburn  ("Woodburn")

Date:    October 31, 2006

         In consideration of Woodburn's engagement by Natural Health Trends Corp. (including their subsidiaries, successors and assigns, the "Company") and in consideration for and as a condition to the transactions contemplated by that certain Agreement dated as of the date hereof by and between the Company, Terry L. LaCore and Woodburn, Woodburn hereby agrees with the Company as follows:

         1. Confidential Information. Woodburn may have received or may receive and otherwise be exposed to confidential or competitively sensitive information of the Company, or of a third party with which the Company has a business relationship, relating to the Company's or such third party's current or prospective business, research and development activities, products, technology, strategy, organization and/or finances (collectively, "Confidential Information"). Such Confidential Information, which may be disclosed orally or in writing, shall include, without limitation, Technology (as defined in Section 2(a)), Work Product (as defined in Section 2(a)), plans, strategies, negotiations, customer or prospect identities, market analyses, projections, forecasts, cost and performance data, sales data, financial statements, price lists, pre-release information regarding the Company's products, personnel lists and data, and all documents and other materials (including any notes, drawings, reports, manuals, notebooks, summaries, extracts or analyses), whether in written or electronic form, that disclose or embody such Confidential Information.

         Confidential Information shall not include information that is now, or hereafter becomes, through no act or failure to act on Woodburn's part, generally known to the public; information that was rightfully in Woodburn's possession without confidentiality restriction prior to the Company's disclosure to Woodburn; information that was rightfully obtained by Woodburn from a third party who has the right, without obligation to the Company, to transfer or disclose such information; or information which Woodburn is required to disclose pursuant to judicial order, provided that in the latter case Woodburn shall promptly notify the Company and take reasonable steps to assist the Company in protecting the Company's rights prior to disclosure. At all times, both during Woodburn's relationship with the Company and after the termination thereof, Woodburn will keep all Confidential Information in strict confidence; will not use Confidential Information except for the purpose of providing services to the Company; and will not divulge, publish, disclose or communicate Confidential Information, in whole or in part, to any third party. Woodburn further agrees that Woodburn will not allow any unauthorized person access to Confidential Information, either before or after the termination of this Agreement, and will take all action reasonably necessary and satisfactory to the Company to protect the confidentiality of Confidential Information. Woodburn agrees not to reproduce or copy by any means Confidential Information, except as reasonably required to accomplish the purposes of this Agreement, and further agrees not to remove any proprietary rights legend from such Confidential Information or copies thereof made in accordance with this Agreement. Upon termination of
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Woodburn's services for any reason, or upon demand by the Company at any time,
Woodburn's right to use Confidential Information shall immediately terminate, and Woodburn shall return promptly to the Company, or destroy, at the Company's option, all tangible and electronic materials that disclose or embody Confidential Information.

         2.       Assignment of Work Product.
                  --------------------------

                  (a) For purposes of this Agreement: "Technology" shall mean all ideas, concepts, inventions, discoveries, developments, creations, methods, techniques, processes, machines, products, devices, compositions of matter, improvements, modifications, designs, systems, specifications, schematics, formulas, mask works, works of authorship, software, algorithms, data and know-how, whether or not patentable or copyrightable, and all related notes, drawings, reports, manuals, notebooks, summaries, memoranda and other documentation; "Intellectual Property Rights" shall mean all worldwide intellectual property rights including, without limitation, all rights relating to the protection of inventions, including patents, patent applications and certificates of invention; all rights associated with works of authorship, including copyrights and moral rights; all rights relating to the protection of trade secrets and confidential information; all rights related to the protection of trademarks, logos and service marks; any rights analogous to those set forth herein, and all other proprietary rights related to intangible property; and "Work Product" shall mean any and all Technology made, conceived, designed, created, discovered, invented or reduced to practice by Woodburn during the term of this Agreement that (i) results from Woodburn's performance of services for the Company, (ii) is related to the business of the Company or (iii) is based upon the use of Confidential Information.

                  (b) Woodburn agrees to promptly disclose to the Company in writing all Work Product upon the development, conception or creation thereof by Woodburn, as well as, at any time, upon the request of the Company.

                  (c) Woodburn agrees that all Work Product shall be the sole and exclusive property of the Company, and does hereby irrevocably and unconditionally transfer and assign to the Company, its successors and assigns, all right, title and interest it may have or acquire in or to any Work Product, including all Intellectual Property Rights therein. Woodburn further agrees that any and all works of authorship created, authored or developed by Woodburn hereunder shall be deemed to be "works made for hire" within the meaning of the United States copyright law and, as such, all rights therein including copyright shall belong solely and exclusively to the Company from the time of their creation. To the extent any such work of authorship may not be deemed to be a work made for hire, Woodburn agrees to, and does hereby, irrevocably and unconditionally transfer and assign to the Company all right, title, and interest including copyright in and to such work.

                  (d) Upon request by the Company, Woodburn agrees to execute and deliver all such documents, certificates, assignments and other writings, and take such other

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                           actions, as may be necessary or desirable to vest in
                           the Company ownership in all Work Product as provided in this Section 2, including, but not limited to, the execution and delivery of all applications for securing all United States and foreign patents, copyrights and other intellectual property rights relating to Work Product. The Company shall reimburse Woodburn for any reasonable expenses incurred by Woodburn at the Company's request to secure title or legal protection on the Company's behalf for any such Work Product. In the event that the Company is unable to secure Woodburn's signature to any document, or if Woodburn otherwise fails to take any action deemed necessary by the Company to protect or maintain the Company's ownership of Work Product and Intellectual Property Rights therein, then the Company may, and Woodburn hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Woodburn's agent and attorney-in-fact to act on and in Woodburn's behalf and stead to, execute and file any such applications and perform all other lawfully permitted acts to perfect Woodburn's assignment and transfer of ownership rights to the Company with the same legal force and effect as if executed, filed and performed by Woodburn.

                  (e) For purposes of this Section 2(e), "Background Technology" shall mean Technology owned by or licensed to Woodburn as of the Effective Date of this Agreement or developed or otherwise obtained by Woodburn following the Effective Date hereof independently of the performance of services hereunder by Woodburn. The Company acquires no rights in the Background Technology, except as specifically provided in this Agreement and, as between the parties, Woodburn retains all rights therein. Woodburn hereby grants to Company a royalty-free, worldwide, non-exclusive, perpetual, sublicensable and irrevocable right and license to use, for all purposes in Company's business, Background Technology that has been disclosed by Woodburn to Company or that is embodied within or related to the use, operation or improvement of Work Product created by Woodburn in connection with Woodburn's performance of services for the Company.

         3. Representation. Woodburn hereby represents to the Company that the Work Product Woodburn creates under this Agreement will be original, and that Woodburn's performance of services under this agreement and the Company's use of Woodburn's Work Product will not breach any agreement Woodburn has with any third party or the intellectual property rights or other rights of any third party.

         4. Return of Materials. All documents, records, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to Woodburn by the Company or are produced by Woodburn in connection with Woodburn's services will be and remain the sole property of the Company. Woodburn will return to the Company all such materials and property as and when requested by the Company. In any event, Woodburn will return all such materials and property immediately upon termination of Woodburn's services for any reason. Woodburn will not retain any such material or property or any copies thereof upon such termination.

         5. Covenants. (a) Covenant not to Compete. Except for Permitted Consulting Arrangements (as hereinafter defined), during the Consulting Period

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(as hereinafter defined), Woodburn shall not, directly or indirectly, whether as a sole practitioner, owner, partner, shareholder, investor, employee, employer, or venturer, (i) own, manage, assist, advise, invest in or acquire any economic stake or interest in any Person (as hereinafter defined) involved in a Competitive Activity (as hereinafter defined), (ii) derive economic benefit from or with respect to any Competitive Activity, or (iii) otherwise engage or participate in any manner whatsoever in any Competitive Activity; provided, however, this Section 4(a) shall not restrict Woodburn from owning less than 3% of the publicly traded debt or equity securities issued by a corporation or other entity. Woodburn shall be deemed to have derived economic benefit in violation of this Section 5(a) if, among other things, any of his compensation or income is in any way related to any Competitive Activity conducted by any Person. Further, during the Consulting Period, Woodburn shall not directly or indirectly advance, cooperate in or help or aid any Competitor (as hereinafter defined) in the conduct of any Competitive Activity. As used herein: (A)
"Company Affiliates" means the Company and each of its current, former and future subsidiaries and affiliates and their respective successors and assigns;
(B) "Competitive Activity" means any activity conducted in any country which competes with any substantial aspect or part of any Company Affiliate business whether as a proprietor, partner, shareholder, owner, member, employer, employee, independent contractor, venturer or otherwise; (C) "Competitor" means any Person which at any time during the Consulting Period engages in any Competitive Activity; (D) "Consulting Notice" shall mean a written notice to the Company describing all of the terms and conditions of a proposed Permitted Consulting Arrangement, including without limitation: (i) the name of each Person (including the names of the officers, directors, principal stockholders and controlling persons thereof) seeking to engage Woodburn; (ii) the proposed commencement and termination dates of such consulting arrangement; (iii) a detailed description of the services to be provided by Woodburn, and (iv) a description of all compensation and other benefits to be realized by Woodburn directly or indirectly from such consulting engagement; (E) "Consulting Period" means the period commencing on the date hereof and ending on the first anniversary of the date hereof; (F) "Initial Period" means the period commencing on the date hereof and ending one (1) year following the most recent date on which the Company has paid Woodburn a monthly fee or a Subsequent Payment (as defined in that certain consulting engagement letter dated the date hereof between the Company and Woodburn (the "Engagement Letter")) pursuant to the Engagement Letter, whichever is more recent; (G) "Permitted Consulting Arrangements" shall mean any consulting or similar arrangement or agreement between Woodburn and any Person, including a Competitor, so long as Woodburn delivers to the Company not less than ten (10) business days prior to the commencement of services to such Person a Consulting Notice; (H) "Person" shall mean any natural person, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, government or any agency or political subdivision thereof, or any other legal entity or organization.

(b) Covenant not to Interfere. During the Initial Period, Woodburn shall not, directly or indirectly, (i) recruit, solicit or otherwise assists, induce or influence any Personnel (as hereinafter defined) of any Company Affiliate to discontinue, reduce the extent of, discourage the development of or otherwise harm such Personnel's relationship or commitment to such Company Affiliate, (ii) solicit, induce or attempt to induce any Distributor or Potential Distributor to terminate, diminish, or materially alter his or her relationship with a Company Affiliate; or (iii) solicit, perform or attempt to perform any services for a Distributor or Potential Distributor, except in accordance with this Agreement or the Consulting Agreement. "Company Affiliates" means the Company and each of its current and future subsidiaries and affiliates and their respective successors and assigns. "Distributor or Potential Distributor" is any Person who or which, at any time during the Initial Period, (i) directly or indirectly, worked with any Company Affiliate as an independent distributor, or (ii) considered working with any Company Affiliate as an independent distributor.

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"Personnel" means any and all employees, contractors, agents, consultants or other Persons rendering services to any Company Affiliates for compensation in any form, whether employed by or independent of any Company Affiliates.

         6. Acknowledgments. Woodburn acknowledges and agrees that the restrictions set forth in this Agreement are intended to protect the Company's interest in Confidential Information and its commercial relationships and goodwill (with its Customers, Distributors, vendors, directors and consultants), and are reasonable and appropriate for these purposes.

         7. Disclosure of Agreement. Woodburn will disclose the existence and terms of this Agreement to any prospective employer, partner, co-venturer, investor or lender prior to entering into an employment, partnership or other business relationship with such person or entity.

         8. Third-Party Agreements and Rights. Woodburn hereby confirms that Woodburn is not bound by the terms of any agreement with any previous employer or other party which restricts in any way Woodburn's use or disclosure of information or Woodburn's engagement in any business, prior to its acceptance by the Company. Woodburn represents to the Company that Woodburn's execution of this Agreement, Woodburn's engagement by the Company and the performance of Woodburn's proposed duties for the Company will not violate any obligations Woodburn may have to any such previous employer or other party. In Woodburn's work for the Company, Woodburn will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and Woodburn will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

         9. Injunction. Woodburn agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by Woodburn of the promises set forth in this Agreement, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, Woodburn agrees that if Woodburn breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

         10. Insolvency Notwithstanding the foregoing, this Agreement shall terminate and be of no further force and effect if any of the following events occur: (i) the Company admits in writing its inability to pay its debts generally as they become due; (ii) the Company has a liquidator, receiver, conservator or statutory successor of such party appointed by any court or governmental authority having jurisdiction over it; (iii) the Company commences a proceeding under any federal or state bankruptcy, insolvency, reorganization or similar law, or has such a proceeding commenced against it and either has an order of insolvency or reorganization entered against it or has the proceeding remain undismissed and unstayed for ninety (90) days; (iv) the Company makes an assignment for the benefit of creditors; or (v) the Company has a receiver or trustee appointed for it or for the whole or any substantial part of its property.

                            [Signature Page Follows]

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       WOODBURN UNDERSTANDS THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS.
          WOODBURN HAS READ IT CAREFULLY AND IS SATISFIED THAT WOODBURN
                           UNDERSTANDS IT COMPLETELY.


NATURAL HEALTH TRENDS CORP.


By: /s/ STEPHANIE S. HAYANO                    /s/ MARK D. WOODBURN
    -------------------------------------      ---------------------------------
    Stephanie S. Hayano                        Mark D. Woodburn
    President and Chief Executive Officer

    Dated:  October 31, 2006                   Dated:  October 31, 2006


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